Exhibit 99.3

Unaudited Pro Forma Condensed Combined Financial Information

Abiomed, Inc. (“the Company” or “Abiomed”) entered into a share purchase agreement, dated as of July 1, 2014, with its wholly-owned German subsidiary, Abiomed Europe GmbH (“Abiomed Europe”) and Syscore GmbH (“Syscore”), a limited liability company incorporated in Germany, providing for Abiomed Europe’s acquisition of all of the shared capital of ECP Entwicklungsgesellschaft mbH (“ECP”), a limited liability company incorporated in Germany. ECP is engaged in research, development, prototyping and the production of a percutaneous expandable catheter pump which increases blood circulation from the heart with an external drive shaft. Abiomed Europe’s acquisition of ECP closed on July 1, 2014. The Company did not have a material relationship with Syscore or ECP prior to this transaction.

Abiomed Europe acquired ECP for $13.0 million in cash, with additional potential payouts totaling $15 million payable to Syscore based on the achievement of certain technical and commercial milestones. These milestone payments may be made, at the Company’s option, by a combination of cash or Abiomed common stock. With respect to such milestone payments, the share purchase agreement provides:

•	that, upon the earlier of (i) the Company’s receipt of European CE Marking approval relating to the sale of an expandable device based on certain patent rights acquired from ECP, or (ii) the Company bringing of a successful claim against a third party competitor (or reaching an economically equivalent settlement) for the infringement of certain patent rights acquired from ECP, it will pay Syscore an additional $7.0 million (provided that if such claim or settlement does not prohibit the third party competitor’s further marketing, production, sale, distribution, lease or use of any violating or infringing products, but only awards monetary damages to us or to Abiomed Europe, the amount payable to Syscore shall be limited to the lower of the amount of aggregate damages received and $7.0 million); and

•	that, upon the first to occur of (i) the Company’s successful commercialization of one or more rotatable and expandable devices based on certain patent rights acquired from ECP, where such devices achieve aggregate worldwide revenues of $125.0 million, including the revenues of third party licensees, or (ii) the Company’s sale of (A) ECP, (B) all or substantially all of ECP’s assets, or (C) certain of ECP’s patent rights, the Company will pay to Syscore the lesser of (y) one-half of the profits earned from such sale described in the foregoing item (ii), after accounting for the costs of acquiring and operating ECP, or (z) $15 million (less any previous milestone payment).

The maximum aggregate milestone payments payable pursuant to the share purchase agreement may not exceed $15.0 million. If any portion of a milestone payment is paid in Abiomed common stock, the Company will be required to file a registration statement covering the shares issued.

On July 1, 2014, in connection with Abiomed Europe’s acquisition of ECP, ECP acquired all of the shared capital of AIS GmbH Aachen Innovative Solutions (“AIS”), a limited liability company incorporated in Germany, pursuant to a share purchase agreement dated as of June 30, 2014, by and among ECP and AIS’s four individual shareholders. AIS, based in Aachen, Germany, holds certain intellectual property useful to ECP’s business, and, prior to being acquired by ECP, had licensed such intellectual property to ECP.

The purchase price for the acquisition of AIS’s shared capital was $2.8 million in cash and the acquisition closed immediately prior to Abiomed Europe’s acquisition of ECP. The share purchase agreement contains representations, warranties and closing conditions customary for transactions of this size and nature.

The ECP and AIS transactions are together referred to herein as the “Acquisition.”

The following unaudited pro forma condensed combined financial information is based on the historical financial statements of Abiomed, ECP and AIS after giving effect to the acquisition of ECP and AIS by Abiomed using the acquisition method of accounting in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 805, Business Combinations. The historical condensed consolidated financial information of Abiomed has been adjusted in the unaudited pro forma condensed combined financial information to give effect to pro forma events that are (i) directly attributable to the transaction, (ii) factually supportable, and (iii) expected to have a continuing impact on the combined results of Abiomed, ECP and AIS.

The unaudited pro forma condensed combined balance sheet as of June 30, 2014, presents pro forma effects of the transaction as if the acquisition had occurred on June 30, 2014. The unaudited pro forma condensed combined statement of operations for the year ended March 31, 2014, has been prepared by combining Abiomed’s consolidated statement of operations for the year ended March 31, 2014, with the statement of operations of ECP for the year ended December 31, 2013 and the statement of operations of AIS for the year ended December 31, 2013, as incorporated by reference to this Form 8-K/A. The unaudited pro forma condensed combined statement of operations for the three months ended June 30, 2014, has been prepared by combining Abiomed’s unaudited condensed combined statement of operations for the three months ended June 30, 2014, with the unaudited condensed statement of operations of

ECP for the three months ended June 30, 2014 and the unaudited condensed statement of operations of AIS for the three months ended June 30, 2014. The unaudited pro forma condensed combined statements of operations of Abiomed, ECP and AIS for the three months ended June 30, 2014, and the year ended March 31, 2014 give effect to the acquisition as if it had occurred on April 1, 2013.

The historical unaudited condensed balance sheets of ECP and AIS as of June 30, 2014 were translated from the Euro to U.S. dollars using the current period-end exchange rate. The historical unaudited condensed statements of operations of ECP and AIS were translated from the Euro to U.S. dollars using the average exchange rate for the periods presented. The amounts reflected in the unaudited condensed combined pro forma balance sheet as of June 30, 2014 are preliminary and subject to change and, therefore, the final values may differ substantially from these amounts. The financial information of ECP has been converted from German GAAP to U.S. GAAP and reclassified to conform with Abiomed’s financial statement presentation.

The unaudited pro forma condensed combined financial information is presented for informational purposes only and are not intended to represent or be indicative of the consolidated results of operations or financial condition of Abiomed that would have been reported had the acquisition been completed as of the date presented, and should not be taken as representative of the future consolidated results of operations or financial condition of Abiomed. The unaudited pro forma condensed combined financial information does not reflect any operating efficiencies and cost savings or expense that Abiomed may achieve or incur with respect to the combined companies.

The unaudited pro forma condensed combined financial information should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial information. In addition, the unaudited pro forma condensed combined financial information should be read in conjunction with:

•	the audited financial statements and the accompanying notes of Abiomed included in Abiomed’s Annual Report on Form 10-K for the fiscal year ended March 31, 2014 filed with the U.S. Securities and Exchange Commission, or SEC, on May 27, 2014;

•	the unaudited condensed financial statements and the accompanying notes of Abiomed included in Abiomed’s Quarterly Report on Form 10-Q for the three months ended June 30, 2014 filed with the SEC on August 6, 2014;

•	the audited financial statements of ECP as of and for the years ended December 31, 2013 and 2012 filed as Exhibit 99.1 to this Amendment No. 1 and incorporated herein by reference; and

•	the audited financial statements of AIS as of and for the years ended December 31, 2013 and 2012 filed as Exhibit 99.2 to this Amendment No. 1 and incorporated herein by reference.

ABIOMED, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET

As of June 30, 2014

(dollars in thousands)

	Abiomed, Inc. As Reported	ECP in US GAAP (in US $)	AIS in US GAAP (in US $)	Pro Forma Adjustments		Pro Forma Combined
ASSETS
Current assets:
Cash and cash equivalents	$34,740	$1	$52	$(15,750	) (A)	$19,043
Short-term marketable securities	52,458	—	—	—		52,458
Accounts receivable, net	22,763	25	—	—		22,788
Inventories	13,920	—	—	—		13,920
Prepaid expenses and other current assets	3,334	121	18	—		3,473

Total current assets	127,215	147	70	(15,750)		111,682
Long-term marketable securities	33,760	—	—	—		33,760
Property and equipment, net	6,716	619	—	—		7,335
Goodwill	37,694	—	—	4,180	(B)	41,874
In-process research and development	—	—	—	18,500	(C)	18,500
Other	801	3	—	—		804

Total assets	$206,186	$769	$70	$6,930		$213,955

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$6,759	$357	$—	$—		$7,116
Accrued expenses	17,015	128	3	—		17,146
Deferred revenue	5,200	—	—	—		5,200
Current portion of long-term debt	—	815	—	(815	) (D)	—

Total current liabilities	28,974	1,300	3	(815)		29,462
Long-term deferred tax liability	6,640	—	—	857	(E)	7,497
Long-term debt	—	5,582	—	(5,582	) (D)	—
Other long-term liabilities	222	424	—	6,000	(F)	6,646

Total liabilities	35,836	7,306	3	460		43,605

Commitments and contingencies
Stockholders’ equity:
Class B Preferred Stock, $.01 par value	—	—	—	—		—
Authorized - 1,000,000 shares; Issued and outstanding - none
Common stock, $.01 par value	415	136	34	(170	) (G)	415
Authorized - 100,000,000 shares; Issued - 41,619,312 shares at June 30, 2014;
Outstanding - 40,365,369 shares at June 30, 2014
Additional paid in capital	441,260	16,278	—	(16,278	) (G)	441,260
Accumulated deficit	(252,619)	(22,951)	33	22,918	(G)	(252,619)
Treasury stock at cost - 1,253,943 shares at June 30, 2014	(17,567)	—	—	—		(17,567)
Accumulated other comprehensive loss	(1,139)	—	—	—		(1,139)

Total stockholders’ equity	170,350	(6,537)	67	6,470		170,350

Total liabilities and stockholders’ equity	$206,186	$769	$70	$6,930		$213,955

See accompanying notes to unaudited condensed combined pro forma financial information.

ABIOMED, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the three months ended June 30, 2014

(dollars in thousands)

	Abiomed, Inc. As Reported	ECP in US GAAP (in US $)	AIS in US GAAP (in US $)	Pro Forma Adjustments		Pro Forma Combined
Revenue:
Product revenue	$48,660	$—	$34	$(34	) (H)	$48,660
Funded research and development	151	12	—	—		163

	48,811	12	34	(34)		48,823

Costs and expenses:
Cost of product revenue	9,689	—	—	—		9,689
Research and development	9,062	771	12	(34	) (H)	9,811
Selling, general and administrative	31,598	130	12	(638	) (I)	31,102

	50,349	901	24	(672)		50,602

Income from operations	(1,538)	(889)	10	638		(1,779)

Other income:
Investment income (expense), net	44	(114)	—	114	(J)	44
Other income (expense), net	11	—	—	—		11

	55	(114)	—	114		55

Income before income tax provision	(1,483)	(1,003)	10	752		(1,724)
Income tax provision	226	—	3	(3	) (K)	226

Net income	$(1,709)	$(1,003)	$7	$755		$(1,950)

Basic net income per share	$(0.04)					$(0.05)
Basic weighted average shares outstanding	40,062					40,062

Diluted net income per share	$(0.04)					$(0.05)
Diluted weighted average shares outstanding	40,062					40,062

See accompanying notes to unaudited condensed combined pro forma financial information.

ABIOMED, INC. AND SUBSIDIARIES

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS

For the year ended March 31, 2014

(dollars in thousands)

	Abiomed, Inc. As Reported	ECP in US GAAP Year Ended December 31, 2013 (in US $)	AIS in US GAAP Year Ended December 31, 2013 (in US $)	Pro Forma Adjustments		Pro Forma Combined
Revenue:
Product revenue	$183,280	$—	$199	$(199	) (H)	$183,280
Funded research and development	363	48	—			411

	183,643	48	199	(199)		183,691

Costs and expenses:
Cost of product revenue	37,322	—	—	—		37,322
Research and development	30,707	4,359	24	(199	) (H)	34,891
Selling, general and administrative	107,251	361	11	(193	) (I)	107,430

	175,280	4,720	35	(392)		179,643

Income from operations	8,363	(4,672)	164	193		4,048

Other income:
Investment income (expense), net	118	(437)	3	437	(J)	121
Other income (expense), net	49	100	—	—		149

	167	(337)	3	437		270

Income before income tax provision	8,530	(5,009)	167	630		4,318
Income tax provision	1,179	—	53	(53	) (K)	1,179

Net income	$7,351	$(5,009)	$114	$683		$3,139

Basic net income per share	$0.19					$0.08
Basic weighted average shares outstanding	39,334					39,334
Diluted net income per share	$0.18					$0.08
Diluted weighted average shares outstanding	41,606					41,606

See accompanying notes to unaudited condensed combined pro forma financial information.

Notes to Unaudited Pro Forma Condensed Combined Financial Information

Note 1. Basis of Pro Forma Presentation

Overview

Acquisition of ECP Entwickslungsgesellschaft mbH

Abiomed, Inc. (“the Company” or “Abiomed”)) entered into a share purchase agreement, dated as of July 1, 2014, with its wholly-owned German subsidiary, Abiomed Europe GmbH (“Abiomed Europe”) and Syscore GmbH (“Syscore”), a limited liability company incorporated in Germany, providing for Abiomed Europe’s acquisition of all of the shared capital of ECP Entwicklungsgesellschaft mbH (“ECP”), a limited liability company incorporated in Germany. ECP is engaged in research, development, prototyping and the production of a percutaneous expandable catheter pump which increases blood circulation from the heart with an external drive shaft. Abiomed Europe’s acquisition of ECP closed on July 1, 2014.

Abiomed Europe acquired ECP for $13.0 million in cash, with additional potential payouts totaling $15.0 million payable to Syscore based on the achievement of certain technical and commercial milestones. These milestone payments may be made, at the Company’s option, by a combination of cash or Abiomed common stock. With respect to such milestone payments, the share purchase agreement provides:

•	that, upon the earlier of (i) the Company’s receipt of European CE Marking approval relating to the sale of an expandable device based on certain patent rights acquired from ECP, or (ii) the Company bringing of a successful claim against a third party competitor (or reaching an economically equivalent settlement) for the infringement of certain patent rights acquired from ECP, it will pay Syscore an additional $7.0 million (provided that if such claim or settlement does not prohibit the third party competitor’s further marketing, production, sale, distribution, lease or use of any violating or infringing products, but only awards monetary damages to us or to Abiomed Europe, the amount payable to Syscore shall be limited to the lower of the amount of aggregate damages received and $7.0 million); and

•	that, upon the first to occur of (i) the Company’s successful commercialization of one or more rotatable and expandable devices based on certain patent rights acquired from ECP, where such devices achieve aggregate worldwide revenues of $125.0 million, including the revenues of third party licensees, or (ii) the Company’s sale of (A) ECP, (B) all or substantially all of ECP’s assets, or (C) certain of ECP’s patent rights, the Company will pay to Syscore the lesser of (y) one-half of the profits earned from such sale described in the foregoing item (ii), after accounting for the costs of acquiring and operating ECP, or (z) $15.0 million (less any previous milestone payment).

The maximum aggregate milestone payments payable pursuant to the share purchase agreement may not exceed $15.0 million. If any portion of a milestone payment is paid in Abiomed common stock, the Company will be required to file a registration statement covering the shares issued.

ECP’s Acquisition of AIS GmbH Aachen Innovative Solutions

On July 1, 2014, in connection with Abiomed Europe’s acquisition of ECP, ECP acquired all of the shared capital of AIS GmbH Aachen Innovative Solutions (“AIS”), a limited liability company incorporated in Germany, pursuant to a share purchase agreement dated as of June 30, 2014, by and among ECP and AIS’s four individual shareholders. AIS, based in Aachen, Germany, holds certain intellectual property useful to ECP’s business, and, prior to being acquired by ECP, had licensed such intellectual property to ECP.

The purchase price for the acquisition of AIS’s shared capital was approximately $2.8 million in cash and the acquisition closed immediately prior to Abiomed Europe’s acquisition of ECP. The share purchase agreement contains representations, warranties and closing conditions customary for transactions of this size and nature.

Pro Forma Financial Information

The unaudited pro forma condensed combined financial information was prepared based on historical financial information which was prepared in accordance with accounting principles generally accepted in the United States of America and pursuant to the rules and regulations of the U.S. Securities and Exchange Commission Regulation S-X, and present the pro forma results of operations of the combined companies based upon the historical data of Abiomed, ECP and AIS. The unaudited pro forma condensed combined statements of operations of Abiomed, ECP and AIS for the three months ended June 30, 2014, and the year ended March 31, 2014 give effect to the acquisition as if it had occurred on April 1, 2013.

The unaudited pro forma condensed combined financial information is presented for illustrative purposes only and are not necessarily indicative of the operating results that would have been achieved had the Acquisition been completed as of the date indicated above or the results that may be attained in the future.

The pro forma adjustments represent the Company’s preliminary determination of purchase accounting adjustments and are based upon available information and certain assumptions that Company believes to be reasonable under the circumstances. The pro forma adjustments and certain assumptions are described in the accompanying notes. The allocation of the purchase price is preliminary and changes are expected as additional information becomes available.

Note 2. Preliminary Purchase Price Allocation

The purchase price for the Acquisition has been allocated to the assets acquired and liabilities assumed for purposes of the unaudited pro forma condensed combined financial information based on their estimated relative fair values. The purchase price allocation herein is preliminary. The final purchase price allocation will be determined after completion of a thorough analysis to determine the fair value of all assets acquired and liabilities assumed but in no event later than one year following completion of the acquisition. Accordingly, the final acquisition accounting adjustments could differ materially from the pro forma adjustments presented herein. Any increase or decrease in the fair value of the assets acquired and liabilities assumed, as compared to the information shown herein, could also change the portion of purchase price allocated to goodwill and could impact the operating results of the Company following the acquisition due to differences in purchase price allocation, depreciation and amortization related to some of these assets and liabilities.

The acquisition-date fair value of the consideration transferred is as follows:

Total Acquisition Date Fair Value (in thousands)
Cash consideration	$15,750
Contingent consideration	6,000

Total consideration transferred	$21,750

Contingent consideration is recorded as a liability and measured at fair value using a discounted cash flow model utilizing significant unobservable inputs including the probability of achieving each of the potential milestones and an estimated discount rate commensurate with the risks of the expected cash flows attributable to the various milestones. The material factors that may impact the fair value of the contingent consideration, and therefore this liability, are the probabilities of achieving the related milestones and the discount rate. Significant increases or decreases in any of the probabilities of success would result in a significantly higher or lower fair value, respectively, and commensurate changes to this liability. The fair value of the contingent consideration, and the associated liability relating to the contingent consideration at each reporting date, will be updated by reflecting the changes in fair value reflected in the Company’s statement of operations.

The Acquisition was accounted for as a business combination under the acquisition method of accounting in accordance with the Financial Accounting Standards Board’s Accounting Standards Codification Topic 805, Business Combinations. Accordingly, the tangible assets and identifiable intangible assets acquired and liabilities assumed were recorded at fair value as of the date of acquisition, with the remaining purchase price recorded as goodwill.

The following table summarizes the preliminary estimated fair values of the assets acquired and liabilities assumed at the date of acquisition on July 1, 2014 (in thousands):

Assets acquired:
Cash and cash equivalents	$53
Accounts receivable, net	25
Property and equipment, net	619
In-process research and development	18,500
Goodwill	4,180
Other assets acquired	142

Total assets acquired	23,519

Liabilities assumed:
Accounts payable	357
Accrued liabilities	131
Deferred tax liability	857
Other liabilities	424

Total liabilities assumed	1,769

Net assets acquired	$21,750

The purchase price allocation has been prepared on a preliminary basis and is subject to change as additional information becomes available concerning the fair value and tax basis of the assets acquired and liabilities assumed.

In-process research and development (“IPR&D”) is principally the estimated fair value of the ECP and AIS technology, with assigned values to be allocated among the various IPR&D assets acquired. IPR&D is recorded as an indefinite-lived asset until it is available for commercial use, upon which each applicable IPR&D asset becomes classified as developed technology and is amortized over the estimated period of economic benefit.

Goodwill is calculated as the difference between the acquisition-date fair value of the consideration transferred and the fair values of the assets acquired and liabilities assumed. The goodwill is not expected to be deductible for income tax purposes. Goodwill is recorded as an indefinite-lived asset and is not amortized but tested for impairment on an annual basis or when indications of impairment exist.

Note 3. Pro Forma Adjustments and Assumptions

The pro forma adjustments and assumptions reflected in the unaudited pro forma condensed combined statements of operations represent estimated values and amounts based on available information and do not reflect cost savings that management believes could have resulted had the acquisition been completed as of the date indicated above. The following pro forma adjustments are included in our unaudited pro forma condensed combined financial information:

(A)	Represents the cash consideration paid at closing to ECP and AIS stockholders.

(B)	Represents the preliminary estimated pro forma goodwill for the excess of the estimated purchase price over the fair value of identified net assets acquired as of June 30, 2014.

(C)	Represents an acquisition accounting adjustment for the preliminary estimated fair value of acquired IPR&D intangible assets.

(D)	Represents the repayment of $6.4 million of bank loans, on behalf of ECP. In accordance with the purchase agreement, the repayment of the bank loans was made directly to the financial institution from the cash purchase price.

(E)	Represents an acquisition accounting adjustment for the preliminary estimated net deferred tax liability related to temporary differences for IPR&D, contingent consideration, transaction costs, and net operating losses.

(F)	Represents an acquisition accounting adjustment for the preliminary estimated fair value of contingent consideration.

(G)	Reflects the elimination of ECP and AIS equity capital and other contra-equity accounts.

(H)	Adjustment to eliminate revenues earned by AIS from ECP and expenses paid by ECP to AIS associated with a license agreement between the two parties.

(I)	Adjustment to eliminate acquisition-related costs incurred by Abiomed and ECP which are included in the historical financial statements but are not expected to have a continuing impact on the results of the combined entity.

(J)	Adjustment to eliminate interest expense incurred by ECP related to bank loans accounted as if the repayment of ECP debt had occurred on April 1, 2013 and was not outstanding during the periods.

(K)	Adjustment to eliminate income tax provision of AIS due to the elimination of revenue on the license agreement with ECP.